MANAGEMENT AGREEMENT

         MANAGEMENT AGREEMENT, made this 18th day of July, 1988, by and between Legg Mason Cash Reserve Trust, a Massachusetts business trust ("Fund"), and Legg Mason Fund Adviser, Inc., a Maryland corporation (the "Manager"), having its principal place of business at 111 South Calvert Street, Baltimore, MD 21203.

         WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940 (the "1940 Act") and has registered its shares of beneficial interest for sale to the public under the Securities Act of 1933 and various state securities laws; and

         WHEREAS, the Fund wishes to retain the Manager to provide investment advisory, management, and administrative services to the Fund; and

         WHEREAS, the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

         1. The Fund hereby appoints Legg Mason Fund Adviser, Inc. as Manager of the Fund for the period and on the terms set forth in this Agreement. The Manager accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally

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as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

         3. (a) Subject to the supervision of the Fund's Board of Trustees, the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment objective, policies and limitations as stated in the minutes of Fund's Trustees, including the formulation, from time to time, of lists of specific approved investments for the Fund. The Manager shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Fund's Declaration of Trust and By-laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, as well as the investment goals and policies of the Fund. The Manager will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Manager may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Manager may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. In no

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instance will portfolio securities be purchased from or sold to the Manager, or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the Securities and Exchange Commission pursuant to the 1940 Act. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Trustees of the Fund.

         (b) The Manager will oversee the maintenance of all books and records with respect to the securities transactions of the Fund and the Fund's books of account in accordance with all applicable federal and state laws and regulations, and will furnish the Board of Trustees of the Fund with such periodic and special reports as the Board may reasonably request.

         4. The Manager may enter into a contract ("Investment Advisory Agreement") with an investment adviser in which the Manager delegates to such investment adviser any or all its duties specified in Paragraph 3 hereunder, provided that such Investment Advisory Agreement imposes on the investment adviser bound thereby all duties and conditions to which the Manager is subject hereunder, and further provided that such Investment Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

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         5. (a) The Manager, at its expense, shall supply the Board of Trustees and officers of the Fund with information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund.

            (b) In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Manager hereby agrees that all books and records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund's request. The Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

            (c) The Manager, at its own expense, shall provide a system whereby information is supplied to shareholders and their brokers concerning their accounts and the operation of the Fund. The Manager shall also provide, at its own expense, a system whereby orders for purchases and redemption of Fund shares which are received by the Fund's distributor, Legg Mason Wood Walker, Incorporated, are promptly processed and transmitted to the Fund's transfer agent. The Manager may delegate some or all of the functions specified in this subparagraph to Legg Mason Wood Walker, Incorporated or another appropriate person. The Manager shall have the right to use any list of shareholders of the Fund or any other list of investors which it obtains in connection

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with its provisions of services under this Agreement; provided, however, that the Manager shall not sell or knowingly provide such list or lists to any unaffiliated person.

         (d) Other than as herein specifically indicated, the Manager shall not be responsible for the Fund's expenses. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal expenses, interest, taxes, governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses incurred in connection therewith; distribution fees, if any; fees of custodians, transfer agents, registrars or other agents; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable federal and state law and maintaining such registrations and qualifications; expenses of preparing, setting in print, printing and distributing prospectuses, proxy statements, reports, notices and dividends to Fund shareholders; cost of stationery; costs of stockholders' and other meetings of the Fund; traveling expenses of officers, trustees and employees

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of the Fund, if any; expenses for fidelity bonds and other insurance covering the Fund and its officers and trustees; costs of indemnification and any extraordinary expenses.

         (e) The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as trustees or officers of the Fund, to serve in the capacities in which they are elected, and shall bear their salary or other compensation and expenses, if any.

         6. No trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such trustee, officer or employee while he is at the same time a director, officer, or employee of the Manager or any affiliated company of the Manager.

         7. As compensation for the services performed and the facilities furnished and expenses assumed by the Manager, including the services of any consultants oragents retained by the Manager, the Fund shall pay the Manager, as promptly as possible after the last day of each month, a fee, calculated daily, of 0.5% annually of the first $500 million of average daily net assets of the Fund; .475% of net assets in excess of $500 million up to $1 billion; .45% of net assets in excess of $1 billion up to $1.5 billion; .425% of net assets in excess of $1.5 billion up to $2 billion; and 0.4% of net assets in excess of $2 billion.

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         In the event that the Manager's right to such fee commences on a date other than the first day of the month, the fee for such months shall be based on the average daily assets of the Fund in that period from the date of commencement to the last day of the month. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, and shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination. The average daily net assets of the Fund shall in all cases be computed as of such time as may be determined by the Board of Trustees of the Fund. The manner of calculating the Fund's average daily net assets for the purpose of this Agreement shall be determined by the Fund's Board of Trustees and shall be binding on the parties.

         8. The Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with performance of this Agreement, except a loss resulting from breach of fiduciary duty with respect to receipt of compensation for services or losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

         9. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a trustee, officer, or employee of the Fund, to engage in any other business or to devote his time and attention

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in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, or limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

         10. The Fund acknowledges that the Manager may make payments from the fees paid to it under this Agreement, from past profits or from any other source available to it to other persons, including but not limited to Western Asset Management Company, Legg Mason Wood Walker, Incorporated, and Howard, Weil, Labouisse, Friedrichs Incorporated, for shareholder, administrative, advisory, recordkeeping and distribution services provided by such persons in connection with the Fund's shares.

         11. As used in this Agreement, the terms "assignment", "interested persons", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions and interpretations as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

         12. This Agreement will become effective on the date first set forth above, provided that it shall have been approved by the Fund's Board of Trustees and by the shareholders of the Fund in accordance with the requirements of the 1940 Act and, unless sooner terminated as provided for herein, shall continue in effect for two years from the date of its execution and for

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successive annual periods, provided that its continuance is specifically approved annually (i) by the Fund's Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event such continuance is also approved by a majority of the trustees of the Fund who are not parties to this Agreement or "interested" persons as defined by the 1940 Act, of any such party ("Disinterested Trustees") cast in person at a meeting called for the purpose of voting on such Agreement.

         This Agreement is terminable without penalty, by vote of the Fund's Board of Trustees, by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund or by the Manager, on not less than 60 days' notice to the other party and may be terminated immediately upon the mutual written consent of the Manager and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.

         13. In the event this Agreement is terminated by either party or upon written notice from the Manager at any time, the Fund hereby agrees that it will eliminate from its corporate name any reference to the name of "Legg Mason." The Fund shall have the non-exclusive use of the name "Legg Mason" in whole or in part so long as this Agreement is effective or until such notice is given.

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         14. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

         15. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         16. Manager is hereby expressly put on notice of the limitation of liability as set forth in Article IX of the Declaration of Trust and agrees that the obligations assumed by the Fund pursuant to this Agreement shall be limited in any case to the Fund and its assets and that Manager shall not seek satisfaction of any such obligation from the shareholders of the Fund, the trustees, officers, employees or agents of the Fund, or any of them.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

[SEAL]                                      LEGG MASON CASH RESERVE TRUST


Attest:


By: /s/ Barbara W. Diehl                    By: /s/ John F. Curley, Jr.
    ________________________                    _____________________________



[SEAL]                                      LEGG MASON FUND ADVISER, INC.


Attest:


By: /s/ Barbara W. Diehl                    By: /s/ Victoria M. Schwatka
    ________________________                    _____________________________


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